Exhibit 5.2

June 3, 2025

Equinor ASA,

 Forusbeen 50,

  N-4035 Stavanger,

   Norway.

Equinor Energy AS,

 Forusbeen 50,

  N-4035 Stavanger,

   Norway.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $550,000,000 aggregate principal amount of 4.250% Fixed Rate Notes due 2028 of Equinor ASA, a public limited company incorporated under the laws of the Kingdom of Norway (the “Company”); (ii) $400,000,000 aggregate principal amount of the Company’s 4.500% Fixed Rate Notes due 2030; and (iii) $800,000,000 aggregate principal amount of the Company’s 5.125% Fixed Rate Notes due 2035 (collectively, the “Securities”), issued pursuant to the Indenture, dated as of April 15, 2009, as amended by the Supplemental Indenture No. 1, dated as of May 26, 2010, as further amended by the Supplemental Indenture No. 2, dated as of May 16, 2018, as further amended by the Supplemental Indenture No. 3, dated as of September 10, 2018 and as further amended by the Supplemental Indenture No. 4, dated as of November 18, 2019, by and among the Company, Equinor Energy AS, a limited liability company organized under the laws of the Kingdom of Norway (the “Guarantor”), and Deutsche Bank Trust Company Americas, as Trustee (collectively, the “Indenture”) and (b) the related guarantees (the “Guarantees”) of the Securities by the Guarantor, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (1) assuming the Securities have been duly authorized, executed, issued and delivered by the Company insofar as the laws of the Kingdom of Norway are concerned, the Securities constitute valid and legally binding obligations of the Company and (2) assuming the Guarantees have been duly authorized, executed and delivered by the Guarantor insofar as the laws of the Kingdom of Norway are concerned, the Guarantees constitute valid and legally binding obligations of the Guarantor, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material regarding the Company or the Guarantor, or relating to the Securities, the Guarantees or their offer and sale.

Equinor ASA Equinor Energy AS	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) the Company has been duly incorporated and is validly existing as a public limited company (allmennaksjeselskap) under the laws of the Kingdom of Norway, (ii) the Guarantor has been duly incorporated and is validly existing as a limited company (aksjeselskap) under the laws of the Kingdom of Norway, and (iii) the Indenture has been duly authorized, executed and delivered by each of the Company and the Guarantor in so far as the laws of the Kingdom of Norway are concerned. With respect to all matters of Norwegian law, we note that you have received an opinion, dated the date hereof, of Cecilie Caroline Tank-Nielsen, Senior Legal Counsel, Legal Corporate of the Company and the Guarantor.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities and Guarantees conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K to be incorporated by reference in the Registration Statement relating to the Securities and the Guarantees (File Nos. 333-271647 and 333-271647-02) filed on Form F-3 in accordance with procedures of the Securities and Exchange Commission and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus supplement, dated May 27, 2025, which supplements the prospectus dated May 4, 2023. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP